July 9, 2007
FOR IMMEDIATE RELEASE

Language Access Network Hires Industry Expert Bonnie Harmston As New Vice President National Accounts

COLUMBUS, Ohio- Language Access Network (OTC: LANW), the leader in video interpretation services, announced today that it has hired industry expert Bonnie Harmston as its new Vice President National Accounts. Ms. Harmston has over twenty-five years of healthcare sales experience with the last seven years serving as Director of Sales Initiatives and Training for CyraCom International, Inc., and Senior National Sales Manager for Language Line Services.

“Language Access Network is the leader in video interpretation services for the health care and pharmacy industries. With both LAN’s advanced technology and my knowledge of the language services industries, we will be able to provide the health care industry with an unparalleled level of service”, states Ms. Harmston.

"The addition of Bonnie Harmston to the executive team reconfirms LAN's position as an employer of choice for the very best talent in the interpretation services market", states Michael Guirlinger, Language Access Network’s CEO.  "She will have an immediate impact on our goal achievement and growth prospects.

Language Access Network estimates an average of 20% of all patients in the U.S. are Limited English Proficient, Deaf and Hard-of-Hearing, or do not speak English well. LAN estimates that in a hospital environment, ER, Labor and Delivery, Clinic, etc., each patient encounter lasts between 7-12 minutes on the MARTTI™ unit, with a cost range of $1.75- $2.95 per minute.

About Language Access Network, Inc.
Language Access Network Inc.(OTC: LANW),is a pioneer and the leader in video language interpretation services for 150 foreign languages and American Sign Language for the Deaf and Hard-Of-Hearing. A publicly traded company, Language Access Network provides pharmacies and medical facilities with professionally trained interpreters 24 hours a day, seven days a week through our centralized video language center, interpreting more than 150 different languages including American Sign Language (ASL) via real-time, interactive video technology.

More information is available at www.languageaccessnetwork.com

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in a companies' annual report on Form 10-K or 10-KSB and other filings made by such company with the Securities and Exchange Commission.

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Contact
Public Relations:
5W Public Relations
Adam J. Handelsman, General Manager
212-999-5585 x4319
ahandelsman@5wpr.com

Corporate
Language Access Network, Inc. (OTC: LANW)
111 West Rich Street
Suite 150
Columbus, Ohio 43215
614-355-0900
info@languageaccessnetwork.com

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